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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		February 15, 2006

AROTECH CORPORATION (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23336 (Commission File Number)	95-4302784 (IRS Employer Identification No.)

354 Industry Drive, Auburn, Alabama (Address of Principal Executive Offices)		36830 (Zip Code)

Registrant’s telephone number, including area code:		(334) 502-9001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Arotech Corporation hereby amends its Current Report on Form 8-K filed on February 16, 2006 to add Item 3.02, as follows:

Item 1.01 Entry into a Material Definitive Agreement.

Pursuant to the terms of an Amendment Agreement dated February 15, 2006, Arotech Corporation (the “Company”) and Smithfield Fiduciary LLC (“Smithfield”) agreed to amend certain of Smithfield’s existing warrants (consisting of 363,300 warrants to purchase common stock at a price of $2.20 per share and 4,514,367 warrants to purchase common stock at a price of $1.38 per share, a total of 4,877,667 warrants) to provide for an exercise price equal to $0.44034 (82% of the arithmetic average of the closing prices of the common stock for the ten trading days prior to the date of the Amendment Agreement), in exchange for (i) immediate exercise by Smithfield of all such warrants, with the exercise price being deposited in a collateral account to secure the Company’s obligation to repay its 8% secured convertible debentures due in September 2006, and (ii) the issuance to Smithfield of 1,951,067 warrants, expiring on March 31, 2008, with an exercise price equal to $0.594 per share (a 10% premium to the closing price of the Company’s common stock on the trading day prior to the date of the Amendment Agreement).

The foregoing description of the Amendment Agreement and the warrants issued pursuant thereto is qualified in its entirety by reference to the agreements and instruments themselves, which are attached to this report as Exhibits 4.1 and 4.2 hereto and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Item 1.01 above is hereby incorporated by reference into this Item 3.02.

We issued the above securities in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuance of these securities was without the use of an underwriter.

Item 9.01 Financial Statements and Exhibits.

As described above, the following Exhibits (previously filed) are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description
4.1	Amendment Agreement between the Company and Smithfield Fiduciary LLC dated February 15, 2006
4.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION (Registrant)

By:	/s/ Robert S. Ehrlich
Name: Robert S. Ehrlich
Title: Chairman and CEO
Dated: February 16, 2006